Exhibit 99.1
Viacom Announces Early Tender Results and Increase of the Maximum Tender Amount of Its Cash Tender Offers for Certain Outstanding Debt Securities
NEW YORK --(BUSINESS WIRE)-- Viacom Inc. (NASDAQ: VIAB, VIA) today announced that in connection with its previously-announced cash tender offers (collectively, the “Offers”) for the debt securities identified in the table below (collectively, the “Securities”), approximately $2.5 billion in combined aggregate principal amount of Securities were validly tendered and not validly withdrawn on or prior to 5:00 p.m., New York City time, on June 1, 2017 (the “Early Tender Deadline”), in the aggregate amounts as shown in the table. Viacom also announced that it is increasing the maximum combined aggregate purchase price for the Securities (excluding accrued and unpaid interest to, but not including, the applicable settlement date and excluding fees and expenses related to the Offers) (the “Maximum Tender Amount”) from $750 million to $1.0 billion. The terms and conditions of the Offers are described in the Offer to Purchase dated May 18, 2017 (the "Offer to Purchase") and the related Letter of Transmittal dated May 18, 2017 (the "Letter of Transmittal"), and remain unchanged except as amended hereby.

Title of Security	CUSIP Number	Acceptance Priority Level	Aggregate Principal Amount Outstanding Prior to the Offers	Aggregate Principal Amount Tendered(1)
2.750% Senior Notes due 2019	92553PAY8	1	$400,000,000	$257,910,000
5.625% Senior Notes due 2019	92553PAD4	2	$550,000,000	$201,688,000
4.500% Senior Debentures due 2042	92553PAL6	3	$250,000,000	$145,925,000
4.875% Senior Debentures due 2043	92553PAQ5	4	$250,000,000	$212,732,000
3.450% Senior Notes due 2026	92553PBB7	5	$900,000,000	$305,965,000
2.250% Senior Notes due 2022	92553PBA9	6	$400,000,000	$210,377,000
4.850% Senior Debentures due 2034	92553PAZ5	7	$600,000,000	$351,579,000
3.250% Senior Notes due 2023	92553PAR3	8	$300,000,000	$113,655,000
5.250% Senior Debentures due 2044	92553PAW2	9	$550,000,000	$248,551,000
3.125% Senior Notes due 2022	92553PAM4	10	$300,000,000	$100,766,000
3.875% Senior Notes due 2024	92553PAX0	11	$550,000,000	$158,074,000
4.250% Senior Notes due 2023	92553PAT9	12	$1,250,000,000	$220,334,000
____
(1)    As of the Early Tender Deadline.

The principal amount of each series of Securities listed in the table above ultimately accepted for purchase will depend upon the determination of the consideration to be paid in the Offers for each series of Securities validly tendered and accepted for purchase as described in the Offer to Purchase (the “Total Consideration”), at 2:00 p.m., New York City time, on June 2, 2016, and will be subject to the Maximum Tender Amount, the maximum combined aggregate purchase price (excluding accrued and unpaid interest to, but not including, the settlement date and excluding fees and expenses related to the Offers) of $150,000,000 for validly tendered 2.750% Senior Notes due 2019 and 5.625% Senior Notes due 2019, the application of the Acceptance Priority Levels (as set forth in the table above) and proration.

Securities not accepted for purchase will be promptly credited to the account of the registered holder of such Securities with The Depository Trust Company and otherwise returned in accordance with the

Offer to Purchase and the Letter of Transmittal.

Holders of Securities validly tendered and not validly withdrawn on or prior to the Early Tender Deadline will be eligible to receive the Total Consideration, which includes an early tender premium of $30 per $1,000 principal amount of Securities validly tendered and not validly withdrawn by such holders and accepted for purchase by Viacom. All payments for Securities purchased in connection with the Early Tender Deadline will also include accrued and unpaid interest on the principal amount of Securities tendered from the last interest payment date applicable to the relevant series of Securities up to, but not including, the early settlement date, which is currently expected to be June 5, 2017. In accordance with the terms of the Offers, the withdrawal deadline was 5:00 p.m., New York City time, on June 1, 2017. As a result, tendered Securities may no longer be withdrawn, except in certain limited circumstances where additional withdrawal rights are required by law (as determined by Viacom).

This press release shall not constitute an offer to sell, a solicitation to buy or an offer to purchase or sell any securities.

About Viacom

Viacom is home to premier global media brands that create compelling television programs, motion pictures, short-form content, apps, games, consumer products, social media experiences, and other entertainment content for audiences in more than 180 countries. Viacom's media networks, including Nickelodeon, Comedy Central, MTV, VH1, Spike, BET, CMT, TV Land, Nick at Nite, Nick Jr., Logo, Nicktoons, TeenNick, Channel 5 (UK), Telefe (Argentina) and Paramount Channel, reach over 3.9 billion cumulative television subscribers worldwide. Paramount Pictures is a major global producer and distributor of filmed entertainment.

Cautionary Statement Concerning Forward-Looking Statements

This news release contains both historical and forward-looking statements. All statements that are not statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements reflect our current expectations concerning future results, objectives, plans and goals, and involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause future results, performance or achievements to differ. These risks, uncertainties and other factors include, among others: the effect of recent changes in management and our board of directors; the ability of our recently-announced strategic initiatives to achieve their operating objectives; the public acceptance of our brands, programs, motion pictures and other entertainment content on the various platforms on which they are distributed; the impact of inadequate audience measurement on our program ratings and advertising and affiliate revenues; technological developments and their effect in our markets and on consumer behavior; competition for content, audiences, advertising and distribution; the impact of piracy; economic fluctuations in advertising and retail markets, and economic conditions generally; fluctuations in our results due to the timing, mix, number and availability of our motion pictures and other programming; the potential for loss of carriage or other reduction in the distribution of our content; changes in the Federal communications or other laws and regulations; evolving cybersecurity and similar risks; other domestic and global economic, business, competitive and/or regulatory factors affecting our businesses generally; and other factors described in our news releases and filings with the Securities and Exchange Commission, including but not limited to our 2016 Annual Report on Form 10-K and reports on Form 10-Q and Form 8-K. The forward-looking statements included in this document are made only as of the date of this document, and we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Contacts

Press:

Alex Rindler, 212-846-4337
Senior Manager, Corporate Communications
alex.rindler@viacom.com

Investors:

James Bombassei, 212-258-6377
Senior Vice President, Investor Relations
james.bombassei@viacom.com

or

Lou Converse, 212-846-8110
Vice President, Assistant Treasurer
lou.converse@viacom.com